Chase Securities, Inc.
270 Park Avenue
New York, New York 10017-2070







April 15, 1997



Ms. Donna Cambas
National Fuel Gas Company
10 Lafayette Square - Room 1500
Buffalo, New York  14203


Dear Ms. Cambas,

The is to advise you that in connection with the distribution of commercial paper for the National Fuel Gas Company from January 2,1997 to March 31, 1997 all sales and resales on your behalf by Chase Securities, Inc. were made only to those customers included in the Confidential List retained by the corporation of National Fuel Gas Company's commercial paper program. The issuance of National Fuel Gas Company commercial paper and sales thereof were made in accordance with the provisions of that program. A summary of all trade activitiy for the quarter is attached.


Sincerely,

/s/ Anton J. Schubert

Anton J. Schubert
Vice President

Chase Securities, Inc.
270 Park Avenue
New York, NY 10017-2070


                            NATIONAL FUEL GAS COMPANY
                            -------------------------

                        First Quarter Performance Report


    PAR         ISSUE     MATURITY
  AMOUNT        DATE        DATE      RATE    YIELD      TERM         TYPE

15,000,000    01/21/97    04/21/97    5.42    5.4945    90 Days    Discounted
10,000,000    01/28/97    03/20/97    5.40    5.4416    51 Days    Discounted
 5,000,000    01/28/97    03/24/97    5.40    5.4449    55 Days    Discounted
 5,000,000    02/10/97    04/18/97    5.37    5.4242    67 Days    Discounted

----------

35,000,000


                                           /s/ Anton J. Schubert
                                          -------------------------------------
                                          Anton J. Schubert, Vice President